UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2015

ALIMERA SCIENCES, INC.
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-34703	20-0028718
(Commission File No.)	(IRS Employer Identification No.)

6120 Windward Parkway
Suite 290
Alpharetta, Georgia 30005
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (678) 990-5740

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Definitive Material Agreement.

As previously disclosed, on April 24, 2014 (the “Effective Date”), Alimera Sciences Limited (“Limited”), a subsidiary of Alimera Sciences, Inc. (the “Company”), entered into a Loan and Security Agreement (the “Original Loan Agreement”) with the several banks and other financial institutions or entities from time to time parties to the Loan Agreement (collectively, referred to as the “Lender”) and Hercules Technology Growth Capital, Inc., a Maryland corporation, in its capacity as administrative agent for itself and the Lender (the “Agent”) pursuant to which the Company obtained a total of $35 million (the “Term Loan”). On November 2, 2015, Limited entered into a First Amendment to the Loan Agreement (the “Loan Amendment”) with the Lender, which amends certain terms of the Original Loan Agreement (the “Amended Loan Agreement”). The material provisions of the Amended Loan Agreement are described below.

Loan Amendment

The Original Loan Agreement provided for interest only payments until December 1, 2015, with the opportunity to extend such date if the Company realized certain revenue thresholds and no event of default had occurred under the Original Loan Agreement. Interest on the Term Loan accrues at a floating per annum rate equal to the greater of (i) 10.90%, or (ii) the sum of (A) 10.90%, plus (B) the prime rate as reported in The Wall Street Journal, or if not reported, the prime rate most recently reported in The Wall Street Journal, minus 3.25%. The Term Loan matures 48 months after the Effective Date (the “Maturity Date”). The Term Loan was initially due and payable to the Lender in equal payments of principal and interest beginning December 1, 2015. All unpaid principal and interest was due and payable on May 1, 2018.

The Loan Amendment extends the interest only payments period until July 1, 2017 (“Interest-Only Period”), with the equal payments of principal and interest following the Interest-Only Period based on an amortization schedule of 30 months. The remainder of the unpaid principal and interest is due and payable on May 1, 2018. Upon execution of the Loan Amendment, Limited paid to the Lenders an amendment fee of $262,500 and agreed to an end of term charge in the amount of $1,050,000, which will be paid if Limited prepays the Term Loan or on the date that the Term Loan becomes due and payable. Except as set forth above, all other interest, fees and payments remain unchanged from the original terms of the Original Loan Agreement.

In connection with the Loan Amendment, Limited agreed to covenants regarding certain revenue thresholds and liquidity for the Company. The liquidity covenant requires that Limited and Company keep at least $20 million in liquidity consisting of cash and accounts receivables from customers in the United States, with at least a minimum of $10 million held in cash in bank accounts in the United States and the United Kingdom. The occurrence of a default of either of these covenants could result in the acceleration of Limited’s obligations under the Loan Agreement and an increase to the applicable interest rate, and would permit the Lender to exercise remedies with respect to the collateral under the Loan Agreement, including declaring the entire Term Loan due and payable.

Amended Warrant Agreement

In connection with Original Loan Agreement, the Company entered into a warrant agreement with Hercules Technology II, L.P. (the “Warrantholder), to purchase up to 285,016 shares of the Company’s common stock at an exercise price of $6.14 per share (the “Original Warrant”). In connection with the Amended Loan Agreement, the Company agreed to amend the terms of the Original Warrant (the “Warrant Amendment”) by increasing the number shares that may be purchased by the Warrantholder to 660,377, and reducing the exercise price to $2.65 per share (the “Amended Warrant”).
Copies of the Loan Amendment and Warrant Amendment will be filed as exhibits to the Company’s annual report on Form 10-K for the year end December 31, 2015. The foregoing description of the terms of the Loan Amendment and Warrant Amendment are qualified in its entirety by reference to the full text of such exhibits.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet             Arrangement of a Registrant.

The information disclosed in Item 1.01 above is incorporated herein by reference.

Item 3.02.    Unregistered Sales of Equity Securities

The Company relied on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D, in connection with the issuance of the Amended Warrant. The Amended Warrant and the shares of common stock issuable under the Amended Warrant, have not been registered under the Securities Act, or state securities laws, and may not be offered or sold in the United States without being registered with the SEC or through an applicable exemption from SEC registration requirements.

The other information called for by this item is contained in Item 1.01, which is incorporated herein by reference.

Item 7.01.    Regulation FD Disclosure.

On November 3, 2015, the Company issued a press release announcing that it had entered into the Loan Amendment and Warrant Amendment. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 7.01 of this Current Report on Form 8-K and the press release furnished as Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.    Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description
99.1	Press Release of Alimera Sciences, Inc. dated November 3, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALIMERA SCIENCES, INC.

Dated: November 3, 2015	By:	/s/ RICHARD S. EISWIRTH, JR.
	Name:	Richard S. Eiswirth, Jr.
	Title:	Chief Operating Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of Alimera Sciences, Inc. dated November 3, 2015.